Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

RGC Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $5.00 per share	Other	200,000 shares(2)	$20.45(3)	$4,090,000(3)	$110.20 per $1,000,000 (0.00011020)	$450.72
Total Offering Amounts					$4,090,000		$450.72
Total Fee Offsets							--
Net Fee Due							$450.72

(1)         Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock, par value $5.00 per share (“Common Stock”), that become issuable under the Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the “Director Restricted Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of such common stock.

(2)         Consists of additional shares of the Registrant’s Common Stock that are issuable pursuant to the Registrant’s Director Restricted Plan.

(3)         Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and the maximum aggregate offering price are based on the average of the $20.91 (high) and $19.98 (low) prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on May 31, 2023, which date is within five (5) business days prior to the date of filing this Registration Statement.